UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
SCHEDULE 14A
________________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AGILETHOUGHT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF AGILETHOUGHT, INC.

April 21, 2023

Dear Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of AgileThought, Inc. (the “Company”) at 10:30 a.m., Eastern Time, on Thursday, May 18, 2023. This year’s Annual Meeting will be held virtually via live webcast. Stockholders may participate in this year’s Annual Meeting by visiting the following website www.virtualshareholdermeeting.com/AGIL2023.

Your vote is very important! Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

A record of our business activities for the 2022 fiscal year is contained in our 2022 Annual Report on Form 10-K. Thank you for your confidence and continued support.

Sincerely,

By order of the Board of Directors,

/s/ Manuel Senderos Fernández
Manuel Senderos Fernández

Chief Executive Officer and Chairman of the Board of Directors

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Time	10:30 a.m., Eastern Time
Date	Thursday, May 18, 2023
Place	The Annual Meeting will be held entirely online at www.virtualshareholdermeeting.com/AGIL2023.
Purpose
1. To elect four Class II directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and
3. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the proxy statement accompanying this notice.

Record Date	The Board of Directors has fixed the close of business on April 3, 2023 as the record date for determining stockholders entitled to notice of and to vote at the meeting.
Meeting Admission	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. You will not be able to attend the Annual Meeting physically. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/AGIL2023, you must enter the control number found on your proxy card or voting instruction form.
Voting by Proxy
YOUR VOTE IS VERY IMPORTANT. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting, however, we encourage you to submit your vote as soon as possible as instructed in the proxy card or voting instruction form, regardless of whether you plan to attend the meeting virtually.
Beginning on or about April 21, 2023, the proxy statement, the accompanying proxy card or voting instruction form, and our 2022 Annual Report on Form 10-K will be mailed to our stockholders of record on April 3, 2023. In addition, the proxy statement, the accompanying proxy card or voting instruction form, and our 2022 Annual Report on Form 10-K are available at www.proxyvote.com.

We encourage you to vote your shares as soon as possible. Specific instructions for voting over the internet, by mail or by telephone are included in your proxy materials. If you attend the Annual Meeting online and vote electronically during the meeting, your vote will replace any earlier vote.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder at our executive offices for a period of 10 days prior to the Annual Meeting until the close of such meeting.

By order of the Board of Directors,

/s/ Diana P. Abril
Diana P. Abril

Chief Legal Officer and Secretary
April 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 18, 2023: The Proxy Statement and our 2022 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.proxyvote.com
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AGILETHOUGHT, INC.
222 W. LAS COLINAS BLVD. SUITE 1650E, IRVING, TEXAS 75039
PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2023
AT 10:30 A.M. ET

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of AgileThought, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 18, 2023, at 10:30 a.m. Eastern Time, and at any postponement, continuation or adjournment thereof.

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

This proxy statement, the accompanying proxy card or voting instruction form, and our 2022 Annual Report on Form 10-K are being mailed to shareholders on or about April 21, 2023. This proxy statement provides the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Are proxy materials available on the Internet?

Yes. Our proxy statement for the 2023 Annual Meeting and our 2022 Annual Report on Form 10-K are available at www.proxyvote.com.

How do I attend the Annual Meeting?

The meeting will be held entirely online on Thursday, May 18, 2023, at 10:30 a.m. ET at www.virtualshareholdermeeting.com/AGIL2023. Information on how to vote during the Annual Meeting is discussed below.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on April 3, 2023 (the “Record Date”).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, a total of 50,032,843 shares of our Class A Common Stock were outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote on each matter. No shares of our Preferred Stock are outstanding and entitled to vote.

What is the difference between a registered holder and a “street name” holder?

If your shares are registered directly in your name with Continental Stock Transfer & Trust Company, the Company’s transfer agent, you are considered the registered holder with respect to those shares.
If your shares are held in a brokerage account or by a bank or other nominee (in “street name”), you are considered the beneficial owner of those shares.

How do I vote by proxy before the Annual Meeting?

If you are the registered holder and you received printed copies of the proxy materials, you may vote your shares by mail by completing, signing and dating the proxy card. To vote over the internet or by telephone, you should refer to your proxy card for instructions.

If you are the beneficial owner of shares held in street name, you should vote your shares by following the instructions from your broker, bank or other nominee.

What shares are included on a proxy card or voting instruction form?

Each proxy card or voting instruction form represents the shares registered in your name or held on your behalf as of the close of business on the Record Date. You may receive more than one proxy card or voting instruction form if you hold your shares in multiple accounts, some of your shares are registered directly in your name with the Company’s transfer agent, or some of your shares are held in street name through a broker, bank, or other nominee. Please vote the shares on each proxy card or voting instruction form to ensure that all your shares are counted at the Annual Meeting.

What if I have shares registered in my name and don’t vote on a particular matter when returning a proxy card?

Properly signed proxy cards received before the close of voting at the Annual Meeting will be voted according to the directions provided. If a signed proxy card is returned without stockholder direction on a matter, the shares will be voted as recommended by the Board.

Will my shares held in street name be voted if I don’t provide instructions?

Current New York Stock Exchange rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. If you own shares in street name through a broker, bank, or other nominee, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023 (“Fiscal Year 2023”) is considered a “routine” matter on which your broker may use its discretion to vote your shares without your instructions. The election of the Class II directors is not a “routine” proposal; therefore, your broker will be unable to vote your shares if you do not instruct your broker how to vote, which is referred to as a “broker non-vote.” Broker non-votes will have no effect on the outcome of the vote on the election of the Class II directors.

How can I vote at the virtual Annual Meeting?

Registered holders may vote their shares electronically at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/AGIL2023.

If you are the beneficial owner of shares held in street name, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy card from your broker, bank or other nominee.

I have shares registered in my name and have shares in a brokerage account. How do I vote these shares?

Shares that you hold in street name are not included in the total number of shares set forth on your proxy card. Your broker, bank or other nominee will send you instructions on how to vote those shares.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

Proposal 1: FOR election of each of the Class II director nominees, and

Proposal 2: FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal Year 2023.

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Can I revoke my proxy or change my vote?

Registered Holders:

If your shares are registered directly in your name, you may change your vote or revoke your proxy by:
•delivering written notice to the Company at any time before the close of voting at the Annual Meeting;
•submitting a later dated proxy over the internet or by telephone in accordance with the instructions on the proxy card; or
•voting your shares electronically during the Annual Meeting.

Beneficial Owners:

If your shares are held in street name, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.

How is a quorum reached?

Business may not be conducted at the Annual Meeting unless a quorum is present. Under our bylaws (“Bylaws”), the holders of a majority of the total voting power of all outstanding shares of our stock entitled to vote at the Annual Meeting, represented in person, by remote communication, or by proxy duly authorized, constitute a quorum for the transaction of business at the Annual Meeting.
If there are not sufficient shares present or represented by proxy at the Annual Meeting to constitute a quorum for approval of any matter to be voted upon, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withheld votes and broker non-votes are counted as shares present and entitled to vote for the purpose of determining whether a quorum is present.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or during the Annual Meeting will be counted by the persons appointed by the Company to act as tabulators for the meeting. The tabulators will count all votes, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals.

Proposal 1 — To elect four Class II directors to serve until the 2026 annual meeting of stockholders

Director nominees will be elected by a plurality of votes cast, which means that the director nominees receiving the highest number of votes will be elected. Only FOR and WITHHOLD votes will affect the outcome. Abstentions and broker non-votes will have no effect on Proposal 1.

Proposal 2 — Ratification of selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023

The ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, requires the vote of the holders of a majority of the total voting power of shares present in person, by remote communication, or represented by proxy duly authorized at the meeting and entitled to vote on the matter. Abstentions will have no effect on the voting of Proposal 2.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for the 2023 Annual Meeting of Stockholders?

If you wish to submit proposals for inclusion in our proxy statement for the 2024 Annual Meeting, we must receive them on or before December 20, 2023, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall require us to include in our proxy statement and proxy card for the Annual Meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If you wish to nominate a director or submit a proposal for presentation at the 2024 Annual Meeting, without including such proposal in next year’s proxy statement, you must be a stockholder of record and provide timely notice in writing to our Secretary at AgileThought, Inc., Attention: Secretary, 222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas 75039. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting, that is, between January 18, 2024 and February 17, 2024. Your written notice must contain specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

Who should I contact if I have any additional questions?

If you are the stockholder of record for your shares, please send questions to our Secretary at AgileThought, Inc., Attention: Secretary, 222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas 75039. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of twelve directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors. Currently, Class I consists of four directors, Class II consists of four directors, and Class III consists of four directors.

Each Class I director shall serve for a term expiring at the annual meeting of stockholders held after December 31, 2024; each Class II director shall serve for a term expiring at the Annual Meeting and, if elected at the Annual Meeting, for a term expiring at the annual meeting of stockholders held after December 31, 2025; and each Class III director shall serve for a term expiring at the annual meeting of stockholders held after December 31, 2023, in each case until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal. Each class will be elected to serve a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, or a sole remaining director. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. There are currently no vacancies on the Board. All nominees are currently serving on our Board and have consented to being named in this proxy statement and to serve if elected.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If, for any reason, these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected.

The biographies of each of our current directors, including our Class II director nominees, are included below. Each of the biographies highlights specific experience, qualifications, attributes and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board exemplifies the highest standards of personal and professional integrity and the requisite skills and characteristics, leadership traits, work ethic and independence to provide effective oversight. No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.

Nominees	Age*	Term Expires	Position(s) Held	Director Since
Class I		2025
Gerardo Benítez Peláez	45		Director	2021
Roberto Langenauer	50		Director	2021
Mauricio Garduño	55		Vice President, Business Development and Director	2021
Patrick Bartels	47		Director	2023
Class II		2023
Marina Diaz Ibarra	42		Director	2021
Mauricio Jorge Rioseco Orihuela	60		Director	2021
Alejandro Rojas Domene	49		Director	2021
Diego Zavala	61		Vice President, M&A and Director	2021
Class III		2024
Andrés Borrego y Marrón	54		Director	2021
Alexander Roger Rossi	54		Director	2021
Arturo José Saval Pérez	65		Director	2021
Manuel Senderos Fernández	50		Chief Executive Officer and Chairman of the Board of Directors	2021
*Ages are as of April 21, 2023.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF THE CLASS II DIRECTOR NOMINEES IN PROPOSAL 1

Information About Our Board

The principal occupation, business experience and education of each nominee for election as director are set forth below.

Nominees for Election

Class II Directors Nominees

Marina Diaz Ibarra. Ms. Ibarra has served as a member of our Board since August 2021. Ms. Ibarra served on the board of directors of Legacy AT from July 2021 to August 2021. Ms. Ibarra has represented the International Finance Corporation as an independent member of the board of directors of Grupo Los Grobo LLC since May 2021 and has served as a member of the board of directors of Traxion SAB de CV, Gentera SAB de CV, Grupo Rotoplas SAB de CV since December 2021, March 2021 and February 2019, respectively. Previously, Ms. Ibarra served as managing director of Wolox Inc. from January 2017 to March 2020 and as General Manager for Argentina, Chile and Peru for MercadoLibre, Inc. from May 2015 to December 2016. Ms. Ibarra holds a Bachelor of Economics from Torcuato Di Tella University, a Master of Science degree in project valuation and management from the Buenos Aires Institute of Technology and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

We believe that Ms. Ibarra is qualified to serve on our Board because of her experience in finance.

Mauricio Jorge Rioseco Orihuela. Mr. Rioseco has served as a member of our Board since August 2021. Mr. Rioseco served on the board of directors of Legacy AT from November 2014 to August 2021. Mr. Rioseco is the Managing Partner of RW Consulting S.A. de C.V., a private consulting firm he founded in 1997 and was the Manging Partner of MAZARS in Mexico as well as member of the Group Governance Council. He has served on the board of directors of several companies in Mexico, United States and Europe. Mr. Rioseco holds Bachelor’s degree in Economics and Accounting from ITAM, an MBA from IPADE and a PhD Honoris Causa by Lasalle in Mexico.

We believe that Mr. Rioseco is qualified to serve on our Board because of his experience in the financial services industry and advising high-growth businesses.

Alejandro Rojas Domene. Mr. Domene has served as a member of our Board since August 2021. Mr. Domene has served on the board of directors of Legacy AT from November 2014 to August 2021. Mr. Rojas is a founder and has served as Chief Executive Officer of Armada Investment Management Ltd., a private investment management firm since September 2008. He is also the founder and has served as the Chief Executive Officer of Maya Capital S.A. de C.V., a private investment firm since 2007. Mr. Rojas currently serves on the board of directors of several companies in Mexico and Israel.

We believe that Mr. Rojas is qualified to serve on our Board because of his experience as a seasoned investor in both private and public companies and his experience as an entrepreneur advising on acquisitions and corporate strategy.

Diego Zavala. Mr. Zavala has served as our Vice President, M&A and as a member of our Board since August 2021. Mr. Zavala served as President of Legacy AT from July 2017 to August 2021 and as Vice President of M&A of Legacy AT from March 2014 to August 2021. Prior to joining the Legacy AT, from September 1986 to March 2013, Mr. Zavala served as Founder and Chief Executive Officer of Hildebrando SA de CV, an information technology services firm, partially sold to the global private equity firm Advent International in December of 2002 and rebought their shares in 2008. In 2013 Mr. Zavala led the team to sell Hildebrando to América Móvil (Telmex). Mr. Zavala holds a Bachelor Degree in Electronics Engineering from the Universidad Anahuac in Mexico and attended and received the Certificate of Professional Development (CPD) at The Wharton School of the University of Pennsylvania.

We believe that Mr. Zavala is qualified to serve on our Board because of his experience leading Legacy AT’s mergers and acquisitions, his extensive knowledge of Legacy AT’s business, and his deep experience in technology.

Continuing Directors
Class I Directors

Gerardo Benitez Peláez. Mr. Benítez has served as a member of our Board since August 2021. Mr. Benítez served on the board of directors of Legacy AT from October 2019 to August 2021. Mr. Benítez has been a private equity investment professional at Credit Suisse Asset Management Mexico since May 2019 and is responsible for managing the portfolio’s private equity portfolio in Mexico. Mr. Benitez was a private equity investment professional at Black Creek Mexico from January 2018 to February 2019. Mr. Benitez is a seasoned private equity investor and operator having invested and participated in global private equity and M&A over the last 20 years. Mr. Benitez began his private equity career as an investment professional at TPG Capital and served on the board of directors of a number of TPG Capital portfolio companies. Mr. Benítez obtained a Bachelor of Science degree, a Bachelor of Arts degree and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

We believe that Mr. Benítez is qualified to serve on our Board because of his experience in finance with high-growth companies.

Roberto Langenauer. Mr. Langenauer has served as a member of the Board since August 2021. Mr. Langenauer has served on the board of directors of Legacy AT from May 2015 to August 2021. Mr. Langenauer is a Senior Managing Partner and Chief Executive Officer of Nexxus Capital. He has participated in the completion of all Nexxus’s investment cycles since 1996 and has extensive experience in Private Equity investing. Mr. Langenauer has also extensive experience in private debt, mergers and acquisitions and initial public offerings, participating in several offers of this type. Among his responsibilities, he has been in charge of the design of investment strategies in private equity, mezzanine debt and the evaluation of investment opportunities. Mr. Langenauer currently serves on the board of directors of Nexxus Capital (along with each of its funds) and several Mexican companies. Mr. Langenauer obtained a Bachelor’s degree in Industrial Engineering from the Universidad Iberoamericana in Mexico.

We believe that Mr. Langenauer is qualified to serve on our Board because of his experience in venture capital and private equity investments and advising on corporate strategy.

Mauricio Garduño. Mr. Garduño has served as our Vice President, Business Development and as a member of our Board since August 2021. Mr. Garduño served as the VP of Business Development of Legacy AT from April 2000 to August 2021. Prior to joining Legacy AT, Mr. Garduño co-founded Ncubo Capital, a private payment processing company, and Kio Networks, a private data center company.

We believe that Mr. Garduño is qualified to serve on our Board because of his experience leading Legacy AT’s business development, his experience as a co-founder of Legacy AT for more than 20 years, his extensive knowledge of Legacy AT’s business, and his experience in innovation, technology and software.

Patrick Bartels. Mr Bartels was elected to our Board in April 2023. Mr. Bartels is a managing member of advisory firm, Redan Advisors LLC. Prior to founding Redan Advisors LLC, Mr. Bartels served as a senior investor in complex financial restructurings and process-intensive situations across a wide array of industries in North America, Asia, and Europe. He has over 20 years of experience and served as a managing principal at Monarch Alternative Capital LP, a private investment firm from 2002 to December 2018. Mr. Bartels received a bachelors of science degree in Accounting and Finance from Bucknell University.

We believe that Mr. Bartels is qualified to serve on our Board because of his experience in investment and advising corporate strategy and transformation.

Class III Directors

Andrés Borrego y Marrón. Mr. Borrego has served as a member of our Board since August 2021. Mr. Borrego has served on the board of directors of Legacy AT from December 2017 to August 2021. Mr. Borrego has served as CEO and Co-Portfolio Manager of the Mexico Credit Opportunities funds since 2012 and is the head of the Asset Management business for Credit Suisse in Mexico. As part of the funds responsibilities, Mr. Borrego serves on the board of several of the public and private portfolio companies. From 2009 to 2011, Mr. Borrego was the co-head of the Credit Suisse Emerging Markets business within Fixed Income for Latin America (ex-Brazil) and prior to that he was the County Head for Credit Suisse in Mexico based in Mexico City. Mr. Borrego obtained a degree in Industrial Engineering from Universidad Iberoamericana in Mexico City.

We believe that Mr. Borrego is qualified to serve on our Board because of his financial services experience and his experience in investment management and corporate finance.

Alexander R. Rossi. Mr. Rossi has served as a member of our Board since August 2021. Mr. Rossi had served as Chairman of the board of directors of LIVK since its inception on October 2, 2019. From 2006 to present, Mr. Rossi has served as Managing Partner of LIV Capital Group, a leading private investment firm in Mexico. From 1996 to 2006, Mr. Rossi served as Managing Director of Communications Equity Associates, LLC (“CEA”), a merchant and investment bank specializing in the media, communications and technology sectors. Prior to joining CEA, Mr. Rossi held position at Banoomer securities International, a Mexican Investment Bank, Smith Berney International and PaineWebber Incorporated. Mr. Rossi currently serves on the board of LIV Capital Acquisition Corp. II, which is traded on the Nasdaq Global Market, as well as several Mexican companies. Mr. Rossi has an MBA from New York University’s Stern School of Business (1995) and a BA in Economics and Art History from Williams College (1990).

We believe Mr. Rossi’s more than 25 years of experience make him well qualified to serve as a director.

Arturo José Saval Pérez. Mr. Saval has served as a member of our Board since August 2021. Mr. Saval served on the board of directors of Legacy AT from May 2015 to August 2021. Mr. Saval is a founding partner and Chairman of Nexxus Capital, a private equity investment firm. He has over 35 years of experience in private equity, investment and commercial banking, and has participated in numerous debt and equity transactions, both private and public, as well as in multiple advisory assignments. Before joining Nexxus in 1998 as co-founder, he held senior positions at Grupo Santander Mexico and top positions in international, corporate, commercial and investment banking at Grupo GBM, Interacciones, and Grupo Serfin, where he served as a director and member of multiple investment committees. Mr. Saval currently serves on the board of directors of Nexxus (along with each of its funds) and several Mexican companies. He was a member of the board from 2010 to 2012 and later became Chairman of the board of the Mexican Private Equity Association (AMEXCAP) from 2012 to 2014, and he is currently a member of the executive committee. Mr. Saval also served as a member of the board of the Latin American Venture Capital Association, LAVCA, from 2011 to 2014. Mr. Saval studied Industrial Engineering at Universidad Iberoamericana in Mexico.

We believe that Mr. Saval is qualified to serve on our Board because of his extensive knowledge and experience in corporate finance and advisory roles.

Manuel Senderos Fernández. Mr. Senderos has served as our Chief Executive Officer and Chairman of our Board since August 2021. Mr. Senderos served as the Chief Executive Officer of Legacy AT from 2000 to 2010, as Executive Chairman from 2000 to August 2021, and again as Chief Executive Officer from July 2019 to August 2021. From 1993 to 2000, Mr. Senderos held various positions in strategic planning and business management at Desc S.A. de C.V. Mr. Senderos received a Bachelor of Business Administration from the Universidad Iberoamericana in Mexico City, Mexico, and attended the program for Executive Development at IMD Business School in Lausanne, Switzerland and the Executive program for Growing Companies at Stanford Business School, California, USA in 2020.

We believe that Mr. Senderos is qualified to serve on our Board because of his experience leading Legacy AT through years of business and geographic expansions, his experience as a co-founder of Legacy AT and his extensive knowledge of Legacy AT’s business and innovation, technology, strategic business management and software.

THE BOARD AND ITS COMMITTEES

Company Background

On August 23, 2021 (the “Closing Date”), LIV Capital Acquisition Corp. (“LIVK”), a special purpose acquisition company, and AgileThought (“Legacy AT”) consummated the transactions contemplated by the definitive agreement and plan of merger (“Merger Agreement”), dated May 9, 2021 (“Business Combination”). Pursuant to the terms, Legacy AT merged with and into LIVK, whereupon the separate corporate existence of Legacy AT ceased, with LIVK surviving such merger (the “Surviving Company”). On the Closing Date, the Surviving Company changed its name to AgileThought, Inc.

Board Leadership Structure

The Company does not believe there should be a fixed rule regarding the positions of Chief Executive Officer and chairperson being held by different individuals, or whether the chairperson should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to assume these roles may require different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interests of the Company. Our Corporate Governance Guidelines provide that an independent “Lead Director” may be elected from among the independent directors when the Chairperson of the Board is not an independent director. We do not have a Lead Director at this time.

The Board has determined that the best leadership structure for the Company at this time is to combine the Chairperson and Chief Executive Officer positions, with Mr. Senderos serving as Chairman and Chief Executive Officer. Our Board has determined that combining the roles of Chairperson of the Board and Chief Executive Officer is best for our Company and its stockholders at this time because it provides unified leadership by Mr. Senderos and allows for a single, clear focus for management to execute the Company’s strategy and business plans.

Family Relationships

As of the date of this proxy statement, there are no family relationships among any of the executive officers or directors of the Company, with the exception that Mr. Rojas is the first cousin of Mr. Garduño’s wife.

Director Independence

Our Board has determined that Arturo Saval, Roberto Langenauer, Andres Borrego, Gerardo Benitez, Alexander R. Rossi, Alejandro Rojas and Marina Diaz Ibarra qualify as “independent directors,” as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the Audit Committee, as discussed below.

Board Meetings and Attendance

Our Board held 7 meetings during the fiscal year ended December 31, 2022. Each of the incumbent directors attended at least 57% of the total meetings of the Board and at least 100% the meetings of the committees of the Board on which he or she served during the fiscal year ended December 31, 2022 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). It is our policy to encourage our directors to attend the Annual Meeting.

Board Committees

Our Board has established two standing committees: the Audit Committee and the Compensation Committee. The Company does not have a nominating committee, and the responsibility for director nominations is vested in the independent directors. The Board does not believe that a separate nominating committee is necessary because the independent directors effectively serve the function of a nominating committee. Each of the Audit

Committee and the Compensation Committee operates pursuant to a written charter that is available on our website at https://ir.agilethought.com/corporate-governance/governance-documents. The reference to our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The following table provides membership for the year ended December 31, 2022 for each committee:

Name	Audit Committee	Compensation Committee
Alexander R. Rossi*	X	X
Alejandro Rojas	Chair	X
Marina Diaz Ibarra*	X	Chair

*Financial Expert

Below is a description of each committee of the Board.

Audit Committee

The Audit Committee is responsible for:

•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•helping ensure the independence and performance of our independent auditors;
•helping to maintain and foster an open avenue of communication between management and our independent auditors;
•discussing the scope and results of the audit with our independent auditors, and reviewing, with management, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable account or audit matters;
•reviewing our policies on risk assessment and risk management;
•reviewing related party transactions;
•obtaining and reviewing a report by our independent auditors at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by our independent auditors.

The Audit Committee held four meetings during 2022. Each of the members of the Audit Committee satisfies the independence requirements of Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. Mr. Rojas is the Chairperson of the Audit Committee. The Board has determined that each of Alexander R. Rossi and Marina Diaz Ibarra qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq listing rules.

Compensation Committee

The Compensation Committee is responsible for:

•approving the retention of compensation consultants and outside service providers and advisors;
•reviewing and approving, or recommending that our Board approves, the compensation, individual and corporate performance goals and objectives and other terms of employments of our executive officers, including evaluating the performance of our Chief Executive Officer, and, with his assistance, that of our other executive officers;
•reviewing and recommending to our Board the compensation of our directors;
•administering our equity and non-equity incentive plans;

•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•reviewing and evaluating succession plans for the executive officers;
•reviewing and approving, or recommending that our Board approve, incentive compensation and equity plans;
•helping our Board oversee our human capital management policies, plans and strategies; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

The Compensation Committee held 4 meetings during 2022. Our Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq listing rules.

Our Compensation Committee is responsible for reviewing and approving compensation and setting performance criteria for compensation programs for our executive officers and directors. Our Chief Executive Officer provides recommendations to the Compensation Committee on the amount and form of executive compensation for the other executive officers. In 2021, in connection with our Business Combination, the Compensation Committee engaged the services of Mercer, Inc., an independent national compensation consulting firm, to advise the Compensation Committee regarding our long term incentive plan design for our top 50 highest-paid executive officers, benchmarking our compensation versus our peers, and other compensation-related matters. In 2022, Mercer, Inc. did not provide any services to us other than serving as independent compensation consultant, and Mercer, Inc. did not receive any fees or compensation from us other than the fee it received as an independent compensation consultant. The Compensation Committee confirmed that Mercer, Inc.’s work did not raise any conflicts of interest.

Except to the extent inconsistent with applicable law or stock exchange listing requirements, any responsibility or authority of the Compensation Committee may be delegated as appropriate by the Compensation Committee to one or more subcommittees.

Director Nominations

On August 23, 2021, our Board adopted a resolution establishing that director nominees must either be selected, or recommended for the Board’s selection, by the independent directors of the Board constituting a majority of the Board’s independent directors in a vote in which only independent directors participate.

Stockholder Recommendations of Director Nominees

The independent directors will consider director candidates recommended by the Company’s stockholders. The Independent Directors do not intend to alter the manner in which they evaluate a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company stockholder. For nominations of potential candidates made other than by the Board, the stockholder or other person making such nomination must comply with the our Bylaws, including without limitation, submission of the information or other materials required with respect to proposed nominees to our Secretary at AgileThought, Inc., Attention: Secretary, 222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas 75039. Each potential candidate must provide a list of references and agree (i) to be interviewed by the independent directors or other directors in the discretion of the independent directors (as determined by a majority of the independent directors), and (ii) to a background check or other review of the qualifications of a proposed nominee by the Company. Prior to nomination of any potential candidate by the Board, each member of the Board will have an opportunity to meet with the candidate. Upon request, any candidate nominated will agree in writing to comply with the Corporate Governance Guidelines and all other policies and procedures of the Company applicable to the Board.

Board Membership Criteria

The Board will determine the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. The Board will consider recommendations for nominees from the independent directors. The Board will consider the minimum general criteria below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for serving on the Board. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. The

Board believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, and being older than 21. In considering candidates recommended by the independent directors, the Board intends to consider other factors, such as:

•relevant expertise to offer advice and guidance to management;
•sufficient time to devote to the affairs of the Company;
•excellence in his or her field;
•the ability to exercise sound business judgment; and
•the commitment to represent the long-term interests of the Company’s stockholders.

The Board reviews candidates for director nomination in the context of the current composition of the Board, the Company’s operating requirements, and the long-term interests of the Company’s stockholders. In conducting this assessment, the Board considers diversity (including diversity of gender, ethnic background and country of origin), age, skills and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on the Board. For incumbent directors, the Board reviews those directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Board also determines whether the nominee must be independent for purposes of Nasdaq.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, the Board oversees the risk management processes. The Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although the Board administers this risk management oversight function, our Audit Committee supports our Board in discharging its oversight duties and addresses risks inherent in its area of oversight.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that promote the goals of good governance, ethical conduct, accountability and transparency as well as ensure proper functioning of the Board and its committees. The Corporate Governance Guidelines are available on our website at https://ir.agilethought.com/corporate-governance/governance-documents.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at https://ir.agilethought.com/corporate-governance/governance-documents. Our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Insider Trading and Anti-Hedging Policies

Our insider trading policy applies to all employees, directors, and designated consultants of the Company and prohibits hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. The insider trading policy also prohibits engaging in short selling of our common stock and trading in derivative securities related to our common stock, which include publicly traded call and put options.

Stockholder Communications with Our Board

Stockholders may communicate with the Board or individual directors by submitting written correspondence to the Secretary at the Company’s headquarters. The Secretary may facilitate or direct these communications with the Board or individual directors by reviewing, sorting, and summarizing the communications. All such communications will be referred to the Board or individual directors for consideration unless the Board instructs the Secretary otherwise.

Board Diversity Matrix (as of April 21, 2023)

Total Number of Directors	12

	Female	Male
Part I: Gender Identity
Director(s)	1	11

Part II: Demographic Background
Hispanic or Latinx	1	9
White	1	11

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with our independent registered public accounting firm, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence and has had discussions with KPMG LLP regarding the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our 2022 Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Alejandro Rojas, Chair
Alexander R. Rossi
Marina Diaz Ibarra

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023

The firm of KPMG LLP (“KPMG”), independent registered public accounting firm, has been selected by the Audit Committee as our auditors for Fiscal Year 2023. A representative of KPMG is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

On August 23, 2021, our Board approved the engagement of KPMG as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021. KPMG served as the independent registered public accounting firm of Legacy AT prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed on August 23, 2021 that it would be dismissed and replaced by KPMG as our independent registered public accounting firm.

Marcum’s report on the Company’s balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from October 2, 2019 (inception) to December 31, 2019, and the related notes to the financial statements (collectively, the “financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about the Company’s ability to continue as a going concern.

During the period from October 2, 2019 (inception) to December 31, 2020 and the subsequent interim period through June 30, 2021, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

During the period from October 2, 2019 (inception) to December 31, 2020, and the interim period through September 30, 2021, the Company did not consult KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We provided Marcum with a copy of the disclosures made by us in response to Item 304(a) of Regulation S-K under the Exchange Act, and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A copy of Marcum’s letter, dated August 26, 2021, was filed as Exhibit 16.1 to the Form 8-K, filed with the SEC on August 26, 2021.

The Company’s organizational documents do not require that the stockholders ratify the selection of KPMG as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG (or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible). These services may include audit-related services, tax services and other services.

Independent Registered Public Accounting Firm Fees

The following table sets forth the approximate aggregate fees billed to the Company and Legacy AT by KPMG LLP for the fiscal years ended December 31, 2022 and 2021.

	Fiscal Year Ended December 31,
	2022	2021
Audit fees(1)	$1,233,665	$1,455,000
Audit-related fees(2)	86,777	196,342
All other fees(3)	7,000	200,000
Total fees	$1,327,442	$1,851,342

(1)    Audit Fees include fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Form S-4 filed in 2021 for its initial public offering, quarterly reviews and the annual audit of the Company’s consolidated financial statements.
(2)    Audit-Related Fees include fees for services that were reasonably related to performance of the audit of the annual consolidated financial statements for the fiscal year, other than Audit Fees.
(3)    All Other Fees include fees for comfort letter procedures undertaken with transactional offerings.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation of Named Executive Officers

As used in this section, “we,” “us” or “our” refers to Legacy AT prior to the closing of the Business Combination and to AgileThought, Inc. (f/k/a LIV Capital Acquisition Corp.) following the closing the Business Combination. All unit counts in this section are shown on a pre-business combination basis.

Named Executive Officers

Our 2022 named executive officers consist of the following individuals:

•Manuel Senderos Fernández
•Kevin Johnston
•Amit Singh - (May 2022 - December 2022)

Amit Singh. Mr Singh, 45, served as our Chief Financial Officer since May 2022 following the retirement of Mr. Pliego. Prior to joining AgileThought, Mr. Singh served as Head of Finance and U.S. and Global Head of Investor Relations at Globant S.A. from September 2019 to April 2022. Prior to that, Mr. Singh served as an Equity Research Analyst focusing on the IT Service Industry at Bank of America Merrill Lynch from May 2017 to September 2019. Mr. Singh holds a master’s degree in business administration from Northwestern University – Kellogg School of Management and a master’s of science degree in aerospace engineering from University of Maryland. He has also completed an executive education program for CFOs at Harvard’s Business School Executive Education program.

Kevin Johnston. Mr. Johnston, 55, has served as our Chief Revenue Officer since August 2021 and was appointed as our Global Chief Operating Officer on December 8, 2021. Mr. Johnston served as the Chief Revenue Officer of Legacy AT from February 2020 to August 2021. Prior to joining Legacy AT, Mr. Johnston served as the Chief Sales & Revenue Officer, Americas Region for DXC Technology, a publicly held business-to-business IT services company, from July 2019 to February 2020 and as Chief Sales & Revenue Officer, Cloud & Platform Services from April 2017 to June 2019. Mr. Johnston previously held various executive and management positions at HP Inc. from March 2007 to May 2013 and at Hewlett Packard Enterprise from June 2013 to April 2017, most recently as Vice President & General Manager, Americas Workload and Cloud Practice. Mr. Johnston holds a B.S. in Agricultural Business and Management from Iowa State University.

The biographical information for Mr. Senderos Fernández is set forth above under “Proposal 1: Election of Directors.”

Compensation Determinations

Our Compensation Committee is responsible for evaluating and approving compensation and setting performance criteria for compensation programs for our executive officers and directors. Our Chief Executive Officer, Manuel Senderos Fernández, provides recommendations to the Compensation Committee on the amount and form of compensation for the executive officers (other than his own compensation) and senior managers.

Executive Officer Compensation

Summary Compensation Table

The following table provides information regarding compensation earned by or paid to our named executive officers with respect to the years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Manuel Senderos Fernández	2022	450,000	—	2,278,500	—	0	2,728,500
	2021	450,000	—	—	—	2,818	452,818
	2020	450,000	—	1,249,416	—	—	1,699,416
Kevin Johnston	2022	400,000	—	1,428,950	—	49,575	1,878,525
	2021	400,000	—	—	—	33,530	433,530
	2020(2)	350,000	140,000	399,813	—	6,575	896,388
Amit Singh	2022(4)	218,750	—	1,103,800	—	23,217	1,345,767

(1)    For 2020, we paid Mr. Senderos’ salary to Invertis LLC, or Invertis, an entity controlled by Mr. Senderos, and Mr. Senderos received his salary by an invoice to Invertis. For 2021, we paid 50% of Mr. Senderos’ salary to Invertis and Mr. Senderos received his salary by an invoice to Invertis. The other 50% was paid directly to Mr. Senderos. For 2022, we paid 100% of Mr. Senderos' salary directly to him.
(2)    The amount represents Mr. Johnston’s base salary, pro-rated for the portion of 2020 during which he provided services to us. Mr. Johnston commenced services with us in February 2020. Similarly, the bonuses paid represents guaranteed quarterly bonuses paid to Mr. Johnston for the quarters ended March 31, 2020 and June 30, 2020, in accordance with the terms of his employment agreement.
(3)    These amounts reflect the grant date fair value of restricted stock units granted, in accordance with ASC 718 and excluding the effect of estimated forfeitures. In the case of Mr. Johnston, the 2020 awards were accelerated and fully vested in May 2021 and in the case of Mr. Senderos, the 2020 awards were cancelled. At the same time, the Merger Agreement provided that Messrs. Senderos and Johnston would be granted restricted stock units as soon as practicable following the closing of the Business Combination. See “Equity-Based Incentive Awards” for further information regarding these awards. For information regarding assumptions underlying the value of equity awards, see Note 18 to the financial statements included in our Annual Report on Form 10-K. This amount does not reflect the actual economic value that may be realized by the named executive officers.
(4)    Mr. Singh was appointed as Chief Financial Officer in May 2022 following Mr. Pliego's retirement and departure from the Company in March 2022. Mr. Singh's base salary is pro-rated for the portion of 2022 during which he provided services to the Company.
(5)    The amounts in 2022 represents for Messrs. Singh and Johnston (a) $7,973, and $6,000 in company discretionary contributions to the 401(k) plan as described under the section titled "401(k) Plan" and (b) $156 and $267 in life insurance premiums paid by us for the benefit of each such named executive officer, and with respect to Mr. Singh, $15,088 related to travel and expense reimbursements, and for Mr. Johnston, $41,008 related to travel and expense reimbursements and $2,300 of were from the company's contribution to his health savings account ("HSA").

In 2021, for Mr. Johnston (a) $6,000 in company discretionary contributions to the 401(k) plan as described under the section titled “401(k) Plan” and (b) $771 in life insurance premiums paid by us for the benefit of each such named executive officer, and with respect to Mr Johnston, $24,358 related to travel and expense reimbursements and $2,400 of company´s contribution to his HSA.

In 2020, for Mr. Johnston (a) $6,000 in company discretionary contributions to the 401(k) plan as described under the section titled “401(k) Plan” and (b) $575 in life insurance premiums paid by us for the benefit of each such named executive officer.

Narrative Disclosure to Summary Compensation Table

For 2022, the compensation programs for our named executive officers primarily consisted of base salary and incentive compensation delivered in the form of restricted stock units (“RSUs”) granted under the AgileThought, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). See “Equity-Based Incentive Awards” below for a description of the awards granted to our named executive officers in 2022.

Base Salary

Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.

Performance Bonus Opportunity

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each calendar quarter. Each of our named executive officers was eligible to receive a quarterly performance bonus in 2020, 2021 and 2022 based on the achievement of pre-established corporate performance goals measured on a quarterly basis. The target bonus amount for each named executive officer was as follows: for Mr. Senderos, $112,500 per quarter in 2020, $112,500 per quarter in 2021 and $112,500 per quarter in 2022; and for Mr. Johnston, $70,000 per quarter in 2020, $70,000 per quarter in 2021 and $70,000 per quarter in 2022. The quarterly bonus was not earned for the year ended December 31, 2021 or December 31, 2022. As a result, none of our named executive officers received a bonus based on 2021 or 2022 performance. For 2020, and due to the impact of the COVID-19 pandemic on our business, we cancelled our bonus program for the year ended December 31, 2020 during the quarter ended June 30, 2020. As a result, none of our named executive officers received a bonus based on 2020 performance. However, pursuant to his employment agreement, Mr. Johnston received a guaranteed cash bonus payment of $140,000 in 2020.

Equity-Based Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity awards provide our executives with a strong link to long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. Prior to the consummation of the Business Combination, we used RSUs for this purpose. We believe that equity awards are an important retention tool for our executive officers, as well as for our other employees.

Prior to the Business Combination, all of the equity awards we granted were made pursuant to the AgileThought, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan was terminated in connection with the Business Combination, and no additional awards are being granted under the 2020 Plan.

In connection with the Business Combination, the Company adopted the 2021 Plan on August 18, 2021, which became effective immediately upon the Closing Date. The 2021 Plan provides the Company with flexibility to use various equity-based incentive awards as compensation tools to motivate and retain the Company’s workforce. The Company initially reserved 5,283,216 shares of Class A common stock for the issuance of awards under the 2021 Equity Plan. The number of shares of Class A common stock available for issuance under the 2021 Plan automatically increases on the first day of each calendar year, beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to 5% of the total number of shares of Class A common stock outstanding on December 31 of the preceding year; provided that the Board may act prior to January 1 of a given year to provide that the increase of such year will be a lesser amount of shares of Class A common stock. As of the April 29, 2023, the Company has 10,223,480 shares reserved under the 2021 Plan.

On January 27, 2022, the Company issued RSUs to senior employees and directors covering up to 2,228,000 Class A RSUs subject to time-based vesting and performance vesting requirements. Mr. Senderos and Mr. Johnston received 1,050,000 and 50,000 RSUs, respectively. Each RSU represents a contingent right to receive one share of AgileThought, Inc. Class A Common Stock. 35% of the RSUs vest upon AgileThought, Inc.'s Class A Common Stock achieving a market price of $15 per share, 25% vest upon achieving a market price of $20 per share, 20% vest upon achieving a market price of $25 per share, and 20% vest upon achieving a market price of $30 per share. Vesting of the RSUs is subject to continued employment. Thirty-five percent of the RSUs expire on January 27, 2028, 25% expire on January 27, 2030, and 40% expire on January 27, 2032. Awards issued to other executives vest over a period of three years.

On May 9, 2022, the Company issued additional RSUs to senior employees covering up to 2,208,960 Class A RSUs subject to time-based vesting and performance vesting requirements. Mr. Johnston and Mr. Singh each received 150,000 time-based RSUs and 225,000 and 150,000 performance based RSUs, respectively. Each RSU represents a contingent right to receive one share of AgileThought, Inc. Class A Common Stock. 13% of the

RSUs vest upon AgileThought, Inc.'s Class A Common Stock achieving a market price of $8 per share, 20% vest upon achieving a market price of $10 per share, 33% vest upon achieving a market price of $12 per share, 17% vest upon achieving a market price of $15 per share, and 17% vest upon achieving a market price of $20 per share. Vesting of the RSUs is subject to continued employment. Mr. Singh's time-based and performance vested RSUs will immediately vest if terminated without cause. The performance vested awards will expire on December 31, 2027. Awards issued to other executives vest over a period of three years.

Health and Welfare and Retirement Benefits; Perquisites

We pay premiums for medical insurance and dental insurance for all full-time employees, including our named executive officers who are full-time employees. We also pay premiums for life insurance and long-term disability insurance benefits for all full-time employees, including our named executive officers who are full-time employees. These benefits are available to all full-time employees, subject to applicable laws. We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including each of our named executive officers who are employees, as discussed under the section titled “401(k) Plan.”

401(k) Plan

We maintain the AgileThought, Inc. 401(k) Plan (the “401(k) plan”), a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to make pre-tax or Roth deferrals from their compensation up to certain limits imposed by the Code. We have the ability to make discretionary contributions to the 401(k) plan to participants who are employed on the last day of the year and who have also completed at least 1,000 hours of service during the year. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions and in any discretionary contributions we make to the participant’s accounts. We made discretionary contributions on behalf of Mr. Johnston and Mr. Singh, as further described under “Summary Compensation Table” above. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to a participating employee until withdrawn or distributed from the 401(k) plan.

Executive Consulting and Employment Arrangements

The key terms of Mr. Senderos’ employment agreement, and the employment arrangements with Messrs. Johnston, and Singh, are described below. Each of its named executive officers provides his services to us on an at-will basis. Each has executed our standard confidential information, inventions, non-solicitation and non-competition agreement.

Manuel Senderos Fernández

In September 2020, Mr. Senderos entered into an amended and restated employment agreement with AgileThought, LLC, which was subsequently amended and restated on July 13, 2021. Prior to his employment agreement being amended and restated on July 13, 2021, Mr. Senderos provided the services and received the compensation contemplated under the employment agreement as a consultant pursuant to a consulting agreement entered into in October 2020 between Legacy AT and Invertis LLC, an entity Mr. Senderos controls. Under his amended and restated employment agreement Mr. Senderos is entitled to an annual base salary of $450,000, and is eligible to receive a quarterly target bonus, which for 2021 was in the amount of $112,500 per quarter, payable based on the achievement of performance objectives as described above under the section titled “Performance Bonus Opportunity.” Pursuant to his employment agreement, Mr. Senderos was entitled to an RSU award with a grant date fair value in the amount of $2,500,000 assuming that Legacy AT’s equity value (net of debt) as of the grant date was $700,000,000, which was granted in August 2020, the terms of which are described below under “Outstanding Equity Awards as of December 31, 2021.” In May 2021, Mr. Senderos entered into an RSU cancellation agreement with Legacy AT and agreed to forfeit the equity awards granted to him under the 2020 Plan, contingent and effective upon the closing of the Business Combination. At the same time, the Merger Agreement provided that Mr. Senderos would be granted RSUs as soon as practicable following the closing of the business combination. See “Equity-Based Incentive Awards” for further information regarding these awards. Mr. Senderos is also entitled to certain severance benefits, as described below under the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Senderos is eligible for certain standard benefits such as paid time off, reimbursement of business expenses, and participation in employee benefit plans and programs.

Kevin Johnston

Effective as of March 2, 2020, AgileThought, LLC, entered into an employment agreement with Mr. Johnston, which governs the current terms of his employment. Pursuant to his employment agreement, Mr. Johnston is entitled to an annual base salary of $400,000, and is eligible to receive a quarterly target bonus, which for 2021 was in the amount of $70,000 per quarter, payable based on the achievement of performance objectives as described above under the section titled “Performance Bonus Opportunity.” In addition, Mr. Johnston was entitled to an RSU award with a grant date fair value in the amount of $800,000 assuming that Legacy AT’s equity value (net of debt) as of the grant date was $700,000,000, which was granted in August 2020 and accelerated in connection with the Business Combination. In May 2021, Mr. Johnston entered into an RSU acceleration agreement with Legacy AT and agreed to accelerate 536 RSU´s granted to him under the 2020 Plan, contingent and effective upon the closing of the Business Combination. At the same time, the Merger Agreement provided that Mr. Johnston would be granted RSUs as soon as practicable following the closing of the Business Combination. See “Equity-Based Incentive Awards” for further information regarding these awards. Mr. Johnston is also entitled to certain severance benefits, as described below under the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Johnston is eligible for standard benefits such as paid time off, reimbursement of business expenses, and participation in employee benefit plans and programs.

Amit Singh

Effective as of May 2, 2022, AgileThought, LLC, entered into an employment agreement with Mr. Singh, which governs the current terms of his employment. Pursuant to his employment agreement, Mr. Singh is entitled to an annual base salary of $350,000, and is eligible to receive a quarterly target bonus, which for 2022 was in the amount of $50,000 per quarter, payable based on the achievement of performance objectives as described above under the section titled “Performance Bonus Opportunity.” In addition, Mr. Singh will receive restricted stock unit awards covering 300,000 in Class A Common Stock . See “Equity-Based Incentive Awards” for further information regarding these awards. Mr. Singh is also entitled to certain severance benefits, as described below under the section titled “Potential Payments Upon Termination or Change in Control.” Mr. Singh is eligible for standard benefits such as paid time off, reimbursement of business expenses, and participation in employee benefit plans and programs.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to severance benefits upon (i) a “regular termination” and (ii) a “change in control termination” (each as described below). Upon a regular termination, each of our named executive officers is entitled to (i) continued payment of his base salary for 12 months, (ii) COBRA premiums for up to 12 months, and (iii) a lump sum cash payment equal to the sum of the all quarterly bonus amounts for the calendar year of his termination, paid at target level, with the amount applicable to the calendar quarter in which the executive ceases employment prorated to reflect the portion of the calendar quarter in which he remained employed (reduced for any quarterly bonus amounts already earned and paid for such calendar year). Upon a change in control termination, each of our named executive officers is entitled to (i) continued payment of his base salary for 12 months, (ii) COBRA premiums for up to 12 months, (iii) a lump sum cash payment equal to the sum of the all quarterly bonus amounts for the calendar year of his termination, paid at target level, and (iv) accelerated vesting of all outstanding equity awards held by the executive. All severance benefits are subject to the applicable named executive’s execution of an effective release of claims.

For purposes of its named executive officers’ severance benefits, a “regular termination” is an involuntary termination (i.e., a termination other than for cause or a resignation for good reason, as defined in the employment agreements) that does not occur within 12 months following the effective date of a “change in control” (as defined in the 2021 Plan), or the “change in control period.” A “change in control termination” is a regular termination that occurs during the change in control period.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards for named executive officers as of December 31, 2022:

	As of December 31, 2022
	Service Vesting	Performance Vesting
Manuel Senderos Fernández	—	1,050,000
Kevin Johnston	112,500	275,000
Amit Singh	112,500	150,000

Director Compensation

The following table sets forth in summary form information concerning the compensation that AgileThought paid or awarded during the year ended December 31, 2022 to each of its directors who served on the board of directors during 2022.

Name	Fees Earned ($)	Stock Awards ($)(1)	Non-equity incentive plan compensation ($)	Total ($)
Diego Zavala(2)	—	—	—	—
Alexander R. Rossi	—	—	—	—
Alejandro Rojas Domene	—	375,424	—	375,424
Mauricio Jorge Rioseco Orihuela	—	—	—	—
Arturo José Saval Pérez	—	—	—	—
Roberto Langenauer	—	—	—	—
Andrés Borrego y Marrón	—	—	—	—
Gerardo Benítez Peláez	—	—	—	—
Mauricio Garduño(3)	—	—	—	—
Marina Diaz Ibarra	—	238,140	—	238,140
(1)    Amounts reflect the grant date fair value of restricted stock units granted in 2022, in accordance with ASC 718. For information regarding assumptions underlying the value of equity awards, for information regarding assumptions underlying the value of equity awards, see Note 18 to the financial statements included in our Annual Report on Form 10-K.
(2)     Mr. Zavala is an executive officer of the Company who does not receive any additional compensation for services provided as a director.
(3)    Mr. Garduño is an executive officer of the Company who does not receive any additional compensation for services provided as a director.

On January 27, 2022, the Company issued RSUs to certain directors covering up to 68,000 RSUs subject to time-based vesting requirements. Ms. Diaz Ibarra and Mr. Rojas received 18,000 and 50,000 RSUs respectively. The RSUs convert to shares of Class A Common Stock on a one-for-one basis. The awards issued to Ms. Diaz Ibarra vested immediately. Of the awards issued to Mr. Rojas, 16,667 shares of Class A Common Stock vested immediately upon granting, 16,667 vested on November 10, 2022 and the remaining RSUs will vest on November 10, 2023.

On May 9, 2022, the Company issued RSUs to certain directors covering up to 72,000 RSUs subject to time-based vesting requirements. Per their retainer agreement, Ms. Diaz Ibarra and Mr. Rojas each received 36,000 RSUs. 25% of the awards vested on June 1, 2022, with the remaining 75% vesting on equal installments each calendar quarter end through December 31, 2022.

On March 7, 2023, the Company issued an additional 72,000 RSUs subject to time-based vesting requirements. Ms. Diaz Ibarra and Mr. Rojas each received 36,000 RSUs. The awards will vest quarterly beginning on March 31, 2023 in equal installments through December 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this proxy statement, below is a description of transactions since January 1, 2021 to which we, LIVK or Legacy AT were a party or will be a party, in which:

•The amounts involved exceeded or will exceed $120,000; and
•Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

New Second Lien Facility

We entered into a new Second Lien Facility (the “New Second Lien Facility”) on November 22, 2021, which was funded on November 29, 2021 with GLAS USA LLC, as administrative agent, GLAS AMERICAS LLC, as collateral agent, and entities affiliated with the CS Investors and Nexxus Capital, Manuel Senderos, our Chief Executive Officer and Chairman of the Board of Directors and Kevin Johnston, our Chief Revenue Officer and Global Chief Operating Officer (the “New Second Lien Lenders”). The New Second Lien Facility will be secured by a second lien on substantially all of our assets and will provide for a term loan facility in an initial aggregate principal amount of approximately $20.7 million, accruing interest at a rate per annum from 11.00% for the US denominated loan and 17.41% for the Mexican Peso denominated Loan. The Second Lien Facility had an original maturity date of March 15, 2023.

On August 10, 2022, the Company entered into an amendment to the Second Lien Facility to extend the maturity date of the Tranche A (Credit Suisse), Tranche C (Senderos), Tranche D (Senderos) and Tranche E (Johnston) loans to September 15, 2026, and provide for potential increases, that step up over time from one percent to five percent, in the interest rate applicable to the Tranche A loans. The amendment also extended the maturity date of the Tranche B (Nexxus Capital) loans thereunder to June 15, 2023, and provides for a mandatory conversion of the Tranche B loans thereunder, including interest and fees, into equity securities of the Company upon the maturity of said loans at a conversion price equal to $4.64 per share, subject to regulatory approval.

On November 18, 2022, the Company entered into a letter agreement with Credit Suisse, as the Tranche A lenders. The letter agreement changed the conversion price at which the Credit Suisse lenders may convert their outstanding loans, interest, and fees into the Company’s common stock from a fixed conversion price of $4.64 per share to the closing price of one share of our common stock on the trading day immediately prior to the conversion date, subject to a floor price of $4.64 per share.

Each Second Lien Lender has the option to convert all or any portion of its outstanding loans, interest and fees into common stock of the Company at any time at the respective conversion prices. On December 27, 2021, Manuel Senderos and Kevin Johnston exercised the conversion options for their respective principal amounts of $4.5 million and $0.2 million, respectively, at the original conversion price of $10.19 per share. See Note 16, Stockholders’ Equity, for additional information. As noted above, on June 15, 2023, the outstanding principal, interest and fees related to the Nexxus Capital loans will convert into common stock of the Company at the conversion price of $4.64 per share. As of December 31, 2022, the outstanding principal, interest and fees related to the Nexxus Capital loans was $8.6 million.

On March 7, 2023, the Company entered into a sixth amendment to the Second Lien Facility (“Amendment No. 6”). Amendment No. 6 revised the maturity date of the Credit Suisse loans from September 15, 2026 to July 1, 2025. Amendment No. 6 also provided for the covenants and certain other provisions of the Second Lien Facility to be consistent with those in the Blue Torch Credit Facility, as amended by Amendment No. 4.

The proceeds from the New Second Lien Facility were used to pay the $20 million principal prepayment under the Amended and Restated Credit Agreement by and among IT Global Holding LLC, 4th Source LLC, AgileThought, LLC, AN Extend, S.A. de C.V., AN Evolution S. de R.L. de C.V., AN Global LLC, AgileThought, Inc., the financial institutions party thereto as lenders, and Monroe Capital Management

Advisors, LLC, as Administrative Agent (the “First Lien Facility”), with the remainder to be used for general corporate purposes.

On December 30, 2021, the Company entered into a registration rights agreement (the “New Second Lien Registration Rights Agreement”) with the lenders under the New Second Lien Facility. The New Second Lien Registration Rights Agreement covers shares of Class A Common Stock currently held by the New Second Lien Lenders and shares issuable upon conversion of the loans under the New Second Lien Facility.

As a result, at the expiration of the lock-up agreements applicable to such lenders, the New Second Lien Lenders will be able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three such demand registrations, as long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering and will be subject to customary restrictions and conditions as contemplated in the New Second Lien Registration Rights Agreement. In addition, the New Second Lien Lenders will have “piggy-back” registration rights to include their registrable securities in other registration statements filed by the Company subsequent to the expiration of the lock-up agreements applicable to such lenders. The Company also agreed to file a resale shelf registration statement covering the resale of all registrable securities upon the expiration of the lock-up agreements applicable to such lenders.

Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, certain Legacy AT equity holders entered into voting and support agreements in favor of LIVK and Legacy AT and their respective successors. In the voting and support agreements, the Legacy AT support agreement equity holders (the “Legacy AT support agreement equity holders”) agreed to vote all of their Legacy AT equity interests in favor of the Merger Agreement, the Business Combination and related transactions and to take certain other actions in support of the Merger Agreement, the Business Combination and related transactions. The voting and support agreements also prevent the Legacy AT support agreement equity holders from transferring their voting rights with respect to their Legacy AT equity interests or otherwise transferring their Legacy AT equity interests prior to the closing, except for certain permitted transfers. The Legacy AT support agreement equity holders also each agreed, with certain exceptions, to a lock-up for a period ending on the earlier of (a) the date that is 180 days from the closing and (b) the date on which the closing price of shares of Class A Common stock on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following 150 days following the Closing Date, with respect to any of our securities that they receive as merger consideration under the Merger Agreement. In connection with the amendment of the First Lien Facility on November 15, 2021, certain Legacy AT equity holders agreed to extend their lock-up period to end on the earlier of (a) the date the Company pays the First Lien Facility in full and (b) the first day on or after June 30, 2022 on which the Total Leverage Ratio (as defined in the First Lien Facility) is less than 2.00 to 1 or, with respect to certain Legacy AT equity holders, 3.00 to 1.

Sponsor Letter Agreement

Concurrently with the execution of the Merger Agreement, LIV Capital Acquisition Sponsor, L.P. (the “sponsor”), its permitted transferees and the insiders entered into the sponsor letter agreement with LIVK and Legacy AT pursuant to which they agreed to vote all of their respective Class B ordinary shares of LIVK in favor of the Business Combination and related transactions and to take certain other actions in support of the Merger Agreement, the Business Combination and related transactions. Sponsor and the insiders also agreed that, in the event that the amount of available cash was less than $50,000,000 at the closing the Business Combination, then up to 20% of the sponsor shares would be deemed to be “deferred sponsor shares.” The sponsor, its permitted transferees and the insiders also agreed that each of them would not transfer and, subject to the failure to achieve certain milestones, may be required to forfeit, any such deferred sponsor shares, subject to the terms of the sponsor letter agreement. The sponsor also waived certain anti-dilution protection to which it would otherwise be entitled in connection with the PIPE subscription financing.

The sponsor and each of the insiders also agreed, with certain exceptions, to a lock-up for a period ending on the earlier of (a) the date that is 180 days from the closing and (b) the date on which the closing price of shares of Class A Common Stock on Nasdaq equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following 150 days following the Closing Date, with respect to any securities of the

Company that they will hold as of immediately following the closing. Permitted transferees of the sponsor are also subject to the lock-up period.

The sponsor letter agreement also provides that, for so long as sponsor and its affiliates and its and their respective permitted transferees continue to own, directly or indirectly, our securities representing more than 4% of the combined voting power of our then outstanding voting securities, sponsor will be entitled to nominate one director designee to serve on our Board. No separate consideration was provided to the sponsor or the insiders in exchange for their execution of the sponsor letter agreement.

Amended and Restated Registration Rights Agreement

On the Closing Date, the sponsor and certain other holders of Class A Common Stock entered into an amended and restated registration rights agreement with the Company. As a result, the sponsor and such holders of Class A Common Stock are able to make a written demand for registration under the Securities Act of 1933, as amended (the “Securities Act”), of all or a portion of their registrable securities, subject to a maximum of two such demand registrations for the sponsor and five such demand registrations for such holders of Class A Common Stock party thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10.0 million. Any such demand may be in the form of an underwritten offering and will be subject to customary restrictions and conditions as contemplated in the amended and restated registration rights agreement. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the consummation of the Business Combination. On September 14, 2021, we filed a resale shelf registration statement covering the resale of all registrable securities, which was declared effective on September 27, 2021.

PIPE Subscription Agreements

In connection with the Business Combination, we entered into subscription agreements with certain subscription investors pursuant to which we have agreed to issue and sell to the subscription investors, in the aggregate, $27,600,000 or 2,760,000 shares of Class A Common Stock at a purchase price of $10.00 per share. The sale of PIPE Shares was consummated immediately prior to the closing of the Business Combination.

Pursuant to the subscription agreements with the subscription investors, we agreed that we will use our reasonable best efforts to:

•file within 30 calendar days after the closing of the Business Combination a resale shelf registration statement with the SEC covering the resale of all shares of the Class A Common Stock issued pursuant to the subscription agreements; and
•maintain the effectiveness of such registration statement until the earliest of (A) the fourth anniversary of the closing of the Business Combination, (B) the date on which the subscription investors cease to hold any shares of Class A Common Stock issued pursuant to the subscription agreements, or (C) on the first date on which the subscription investors can sell all of their shares issued pursuant to the subscription agreements (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without limitation as to the manner of sale or amount of such securities that may be sold. We will bear the cost of registering these securities.
•
On September 14, 2021, we filed a resale shelf registration statement covering the resale of all PIPE Shares, which was declared effective on September 27, 2021.

Indemnification Agreements

We are party to an indemnification agreement with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the Delaware General Corporation Law, as amended, against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

LIVK Related Party Transactions and Agreements

In October 2019, the sponsor purchased 1,725,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.0145 per share. On December 10, 2019, LIVK effected a share dividend resulting in there being an aggregate of 2,012,500 founders shares outstanding.

The sponsor purchased 2,811,250 private warrants for a purchase price of $1.00 per warrant in a private placement simultaneously with the closing of LIVK’s initial public offering. Each private warrant may be exercised for one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as provided herein. The private warrants (including the shares of Class A Common Stock issuable upon exercise of the private warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination.

LIVK entered into an Administrative Services Agreement pursuant to which LIVK paid the sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination, LIVK ceased paying any of these monthly fees. As of December 31, 2021, the sponsor had been paid an aggregate of $0.3 million for office space, administrative and support services and out-of-pocket expenses.

The sponsor, LIVK’s officers and directors, or any of their respective affiliates, were reimbursed for any out-of-pocket expenses incurred in connection with activities on LIVK’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of December 31, 2021, the sponsor, and its respective affiliates had been paid an aggregate of $0.9 million.

The sponsor agreed to loan LIVK up to $150,000 under an unsecured promissory note to be used to pay for a portion of the expenses of our initial public offering. The outstanding amounts under this promissory note with the sponsor were repaid.

The sponsor committed to providing LIVK with an aggregate of $650,000 in loans. The loans were to be non-interest bearing, unsecured and due upon the consummation of the Business Combination.

Legacy AT Related Party Transactions

Transactions with Executive Officers and Directors

Loan Agreements with Invertis, S.A. de C.V.

In June 2016, January, May, July, August 2019 and April 2020, Legacy AT entered into payable loan agreements with Invertis, pursuant to which Invertis made certain loans to Legacy AT in the principal amounts of up to 1,636,600 Mexican pesos, 7,635,625 Mexican pesos, 2,590,000 Mexican pesos, 5,100,000 Mexican pesos, 4,627,120 Mexican pesos and 30,000 Mexican pesos (approximately $85,067, based on an exchange rate of $1.00 equals 19.2390 Mexican pesos, the exchange rate on December 31, 2018, $396,512, $134,497, $264,839, and $239,971 based on an exchange rate of $1.00 equals 19.2570 Mexican pesos, the exchange rate on December 31, 2019), out of which 1,103,759 Mexican pesos (approximately $51,338, based on an exchange rate of $1.00 equals 21.5000 Mexican pesos, the exchange rate on December 31, 2020) in the aggregate was outstanding as of December 31, 2020. Each of the loans also bore an annual ordinary interest on outstanding balances equal to 8.10%, 15.95%, and 17.759% respectively. The loan agreement was subject to the laws of Mexico City. Prior to the consummation of the Business Combination, the loan was repaid in its entirety, and the loan agreement was terminated.

Professional Services Agreement with Diego Zavala

On January 5, 2018, Legacy AT entered into a Professional Services Agreement between North American Software S.A.P.I. de C.V., one of Legacy AT’s Mexican wholly owned subsidiaries, and Telte Holdings, S.A. de C.V., a Mexican corporation wholly owned by Mr. Zavala. Mr. Zavala is Legacy AT’s and our Vice President of Mergers and Acquisitions and one of Legacy AT’s and our principal stockholders. Pursuant to this Professional Services Agreement, Legacy AT compensated Mr. Zavala for his consulting and advisory services to Legacy AT’s company. During the year ended December 31, 2021, Legacy AT paid Telte Holdings, S.A. de C.V. an aggregate of $137,067 (including VAT) related to the services rendered by Mr. Zavala from January-May 2021, based on the exchange rate in effect on the last business day of the fiscal year. Legacy AT also paid

$25,000 to AGS Group LLC for the services rendered by Mr. Zavala during the month of June 2021, and paid $175,000 for the services rendered from July-December 2021.

Loan Agreement with AGS Group LLC

On June 24, 2021, Legacy AT entered into a promissory note (the "AGS Subordinated Promissory Note") with AGS Group LLC, or AG. Mr. Zavala and Mr. Rioseco each have 37% voting control over the entity. Mr. Zavala is Legacy AT’s and our Vice President of Mergers and Acquisitions and one of Legacy AT’s and our principal stockholders. Pursuant to the AGS Subordinated Promissory Note, Legacy AT borrowed $673,000, the outstanding principal of which was due on December 20, 2021 (the “Original Maturity Date”) but was extended to, May 19, 2022 (the “Extended Maturity Date”). On August 4, 2022, the Company entered into another amendment to further extend the maturity date of the AGS Subordinated Promissory Note to January 31, 2023 ("January 2023 Maturity Date").  Interest was due and payable in arrears on the Original Maturity Date at a 14.0% per annum until and including December 20, 2021 and at 20% per annum from the Original Maturity Date to the Extended Maturity Date calculated on the actual number of days elapsed.

Subsequently, on January 31, 2023, the AGS Subordinated Promissory Note was cancelled in full and restated for a principal amount of $0.8 million with accrued interest of $0.1 million. The outstanding principal and interest matured on March 31, 2023. In addition, the Company also agreed to the issuance of common stock at the time of the transaction with a value of approximately $1.8 million, equal to approximately two times the then-current outstanding principal and interest. On February 10, 2023, the Company issued 414,367 shares to serve as collateral. The AGS Group currently may sell those shares and apply 100% of the net proceeds therefrom to repay the AGS Subordinated Promissory Note. If the net proceeds from sales of the shares exceed the indebtedness owed by the Company, AGS Group shall remit such excess cash proceeds to the Company. Upon payment in full of the AGS Subordinated Promissory Note in cash by us or through sales of the shares by AGS Group, AGS Group shall return any of the unsold shares to the Company.

Under the terms of the Blue Torch Credit Facility and the Second Lien Facility, the Company may only repay the AGS Subordinated Promissory Note with the proceeds of an equity issuance, and then only if the total leverage ratio is 2.50 to 1.00 or less and the Company is in compliance with all financial covenants and no event of default has occurred and is continuing under the Blue Torch Credit Facility and the Second Lien Facility. The Company has entered into a letter agreement with AGS Group to provide that a failure to pay such indebtedness will not be deemed an event of default.

On February 9, 2023, the Company entered into a registration rights agreement (the “AGS Registration Rights Agreement”) with the lenders under the AGS Subordinated Promissory Note. The AGS Registration Rights Agreement covers shares of Class A Common Stock currently held by AGS.

Subordinated Debt with Exitus Capital

On July 26, 2021, AgileThought Digital Solutions S.A.P.I. de C.V., a wholly owned subsidiary of AT, entered into a credit facility with Exitus Capital S.A.P.I. de C.V., SOFOM E.N.R. (the “Exitus Facility”), pursuant to which it borrowed $3.7 million. There are no regular interest payments on the debt, however in the event of a payment default, interest will accrue on the overdue balance at a rate equal to 36.0% per annum until such balance is paid. The principal balance of the loan was payable at maturity, which was six months from the date of execution, or January 26, 2022 with an option to extend up to two additional six month terms. On January 25, 2022 and July 26, 2022, the Company exercised its option to extend the loan an additional six months. The Exitus Facility is secured by a pledge of certain real property by Mr. Zavala, Legacy AT’s and our Vice President of Mergers and Acquisitions and one of Legacy AT’s and our principal stockholders.

Subsequently, on January 26, 2023, the Company entered into an amendment to extend the maturity date of the Exitus Capital Subordinated Debt from January 26, 2023 to July 27, 2023. In addition, AgileThought paid approximately $1.1 million of the principal amount of the loan on January 27, 2023. On February 27, 2023 the Company paid an addition $1 million of the principal. The remaining principal of approximately $1.6 million will be due and payable on the new maturity date of July 27, 2023. In addition, on January 31, 2023, the Company agreed to the issuance of common stock with a value at the time of the transaction of approximately $5.2 million, equal to approximately two times the then-current outstanding principal and interest. On February 10, 2023, the Company issued 1,207,712 shares to serve as collateral. The Company is obligated to issue additional shares to Exitus Capital from time to time if the value of the shares held by them is less than two times the outstanding principal amount of the loan. Upon the earlier of the July 27, 2023 or an event of default, Exitus Capital may sell those shares and apply 100% of the net proceeds therefrom to repay the Exitus Capital Subordinated Debt. If the net proceeds from sales of the shares exceed the indebtedness owed by the Company, Exitus Capital shall remit such excess cash proceeds to the Company. Upon payment in full of the Exitus Capital Subordinated Debt in cash by us or through sales of the shares by Exitus Capital, Exitus Capital shall return any of the unsold shares to the Company.

Under the terms of the Blue Torch Credit Facility and the Second Lien Facility, the Company may only repay the Exitus Capital Subordinated Debt if the Company has repaid Blue Torch $15.0 million and $5.0 million by April 15, 2023 and June 15, 2023, respectively.

On February 9, 2023, the Company entered into a registration rights agreement (the “Exitus Registration Rights Agreement”) with the lenders under the Exitus Facility. The Exitus Registration Rights Agreement covers shares of Class A Common Stock currently held by Exitus.

Shareholders Agreement

On December 15, 2017, Legacy AT entered into a shareholders agreement which was subsequently amended and restated on February 15, 2019 and amended on March 19, 2021. All of the current holders of Legacy AT’s Class A common stock and Class B common stock and preferred stock are party to this shareholders agreement. The shareholders agreement, among other things:

•grants rights to Legacy AT’s major shareholders to appoint members of Legacy AT’s board of directors and provides for specified board observer rights;
•grants rights to Legacy AT’s major shareholders with respect to the appointment and removal of certain executive officers and the appointment of Legacy AT’s auditors;
•sets forth the board and shareholder approvals required for Legacy AT to engage in specified transactions;
•provides limited anti-dilution rights to two of Legacy AT’s large shareholders;
•grants preemptive rights to Legacy AT’s shareholders, subject to specified conditions;
•provides for restrictions on the transfer of shares and rights of first refusal and tag-along rights with respect to any permitted transfers of shares by Legacy AT’s shareholders;
•grants Legacy AT’s major shareholders specified rights with respect to the initiation and conduct of a public offering of Legacy AT’s shares and change of control transactions; and
•obligates Legacy AT to deliver periodic financial statements and reports to Legacy AT’s shareholders.

The shareholders agreement automatically terminated upon the completion of the Business Combination.

Manager Agreements

Mr. Bartels has been appointed as the independent manager of certain subsidiaries. The Company intends to enter into an agreement with Mr. Bartels pursuant to which, among other things, Mr. Bartels will be paid an aggregate of $35,000 per month for at least six months for his services as such.

Policies and Procedures for Related Party Transactions

Prior to the completion of the Business Combination, Legacy AT did not have a formal policy regarding approval of transactions with related parties. Effective as of the completion of the Business Combination, our Board adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

In addition, under our Code of Conduct, which we adopted effective upon the completion of the Business Combination, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;
•the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

All of the transactions described above that were entered into after the adoption of the written policy were approved in accordance with the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the actual beneficial ownership of the Company’s Class A Common Stock as of March 31, 2023, by:

•each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of Class A Common Stock;

•each of the Company’s named executive officers and directors; and

•all executive officers and directors of the Company as a group.

The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
The numbers of shares of our Class A Common Stock beneficially owned and percentages of beneficial ownership of our outstanding Class A Common Stock that are set forth below are based on 50,032,843 shares of Class A Common Stock issued and outstanding as of March 31, 2023. The following table does not take into account the issuance of:

•10,861,230 shares of Class A Common Stock issuable upon exercise of the outstanding warrants outstanding as of March 31, 2023, at an exercise price of $11.50 per share;
•1,888,574 shares of Class A Common Stock issuable upon the exercise of the First Lien Warrants, based on the average closing price for the 20 consecutive trading days preceding March 31, 2023 of $3.71 of our Class A Common Stock as reported on Nasdaq; or
•up to 4,533,943 shares of Class A Common Stock issuable upon the conversion of the New Second Lien Facility based on a conversion price of $4.64 per share of our Class A Common Stock.

In addition, the following table assumes no exercise of outstanding warrants or settlement of unvested restricted stock units referred to above.

Name of Beneficial Owner(1)	Number of Shares of Class A Common Stock Beneficially Owned	% of Ownership
Directors and Named Executive Officers
Alexander R. Rossi(2) Director	665,188	—%
Alejandro Rojas Domene Director	9,000	*
Mauricio Jorge Rioseco Orihuela Director	1,077,703	2.2%
Arturo José Saval Pérez(3) Director	10,012,377	20.0%
Roberto Langenauer(3) Director	10,012,377	20.0%
Andrés Borrego y Marrón Director	—	—%
Gerardo Benítez Peláez Director	—	—%
Marina Diaz Ibarra Director	54,000	*
Manuel Senderos(4) Chief Executive Officer and Chairman of the Board of Director	4,996,904	10.0%
Amit Singh Chief Financial Officer	24,661	*
Kevin Johnston Chief Revenue Officer and Global Chief Operating Officer	78,226	*
Mauricio Garduño Vice President, Business Development and Director	741,893	1.5%
Diego Zavala(5) Vice President, M&A and Director	2,485,034	6.6%
All directors and executive officers as a group (13 persons)	20,144,986	40.3%
Five Percent Holders:
Nexxus Funds(3)	10,012,377	20.0%
CS Investors(6)	9,596,232	19.2%

*    Less than 1%.
(1)    Unless otherwise noted, the business address of each of those listed in the table above is 222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas, 75039.
(2)    Includes 300,125 shares of Class A Common Stock that are issuable upon the exercise of private warrants that are exercisable.
(3)    Consists of (i) 5,237,261 shares of Class A Common Stock held of record by Banco Nacional de México, S.A., Member of Grupo Financiero Banamex, División Fiduciaria, in its capacity as trustee of the irrevocable trust No. F/173183, and (ii) 4,775,116 shares Class A Common Stock held of record by Nexxus Capital Private Equity Fund VI, L.P. (collectively, the “Nexxus Funds”). The Nexxus Funds’ investors are the record holders of the shares of Class A Common Stock. Notwithstanding the foregoing, the manager of the Nexxus Funds, Nexxus Capital Administrador VI, S.C., has, via the Nexxus Funds’ agreements, certain voting rights and investment discretion. Nexxus Capital Administrador VI, S.C., wholly owned by Nexxus Capital, S.A.P.I. de C.V. and such entity´s majority ownership maintained by Roberto Langenauer and Arturo José Saval, thus such individuals have voting rights and investment discretion of Nexxus Capital, S.A.P.I. de C.V., hence have voting rights and investment discretion of the Class A Common Stock. The business address of Nexxus Capital is Av. Vasco de Quiroga No. 3880 — 2nd fl., Lomas de Santa Fe, Cuajimalpa, 05348, Mexico City, Mexico.
(4)     Mr. Senderos holds his shares through Invertis, LLC.
(5)    Includes 382,495 shares owned by his Mr. Zavala's spouse, Isabelle Richard as to which he disclaims beneficial ownership.
(6)    Consists of (i) 6,259,138 shares of Class A Common Stock held of record by Banco Nacional de México, S.A., Member of Grupo Financiero Banamex, División Fiduciaria, in its capacity as trustee of the trust No. F/17938-6 and (ii) 3,337,094 shares of Class A Common Stock held of record by Banco Nacional de México, S.A., Member of Grupo Financiero Banamex, División Fiduciaria, in its capacity as trustee of the trust No. F/17937-8. The business address of the CS Investors is Av. Paseo de la Reforma 115, Lomas — Virreyes, Lomas de Chapultepec, Miguel Hidalgo, 11000 Ciudad de Mexico, CDMX.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2022 other than (i) the Form 4 filed on March 14, 2022 by Alejandro Rojas Domene in connection with the grant and vesting of an RSU award and the withholding of shares to satisfy the tax withholding obligations in connection with the same, (ii) the Form 3 filed on April 8, 2022 by Ana Cecilia Hernandez, (iii) the Form 4 filed on May 11, 2022 by Ana Cecilia Hernandez, (iv) the Form 3 filed on May 11, 2022 by Amit Singh, (v) the Form 4 filed on June 27, 2022 by Mauricio Garduno in connection with the grant of RSU awards, (vi) the Form 4 filed on June 27, 2022 by Mauricio Garduno in connection with the vesting of an RSU award, (vii) the Form 4 filed on November 28, 2022 by Marina Diaz Ibarra in connection with the vesting of an RSU award, (vii) the Form 4 filed on November 28, 2022 by Alejandro Rojas Domene in connection with the vesting of an RSU award, (viii) the Form 4 filed on December 5, 2022 by David Molero in connection with the vesting of an RSU award; and (ix) the Form 4 filed on December 5, 2022 by Diego Zavala in connection with the vesting of an RSU award.

HOUSEHOLDING OF PROXY MATERIALS

We are delivering only one 2022 Annual Report and Proxy Statement to stockholders of record who share the same address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive separate copies of proxy materials, please contact Broadridge at 1-866-540-7095 or Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders who wish to receive a separate set of proxy materials now should contact Broadridge at the same telephone number or mailing address and the materials will be delivered to you promptly upon your request.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold our stock in more than one account, and, in either case, you wish to receive only a single copy of such materials in the future, please contact Broadridge at the telephone number or mailing address above with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

OTHER MATTERS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action regarding such matters as in their judgment seems advisable. If you are the beneficial owner of shares held in street name, your broker, bank or other nominee will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matters.

A copy of the Company’s 2022 Annual Report is available without charge upon written request to: AgileThought, Inc., Attention: Secretary, 222 W. Las Colinas Blvd. Suite 1650E, Irving, Texas 75039.